Exhibit 3.11

CERTIFICATE OF FORMATION

OF

CENDANT TECHNOLOGY HOLDING, LLC

1.                                       The name of the limited liability company is Cendant Technology Holding, LLC.

2.                                       he address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3.                                       The Certificate of Formation shall become effective on June 25,2002.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of this 25th day of June, 2002.

/s/ Leigh Elixson
Name: Leigh Elixson
Title: Authorized Person

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.             Name of Limited Liability Company: Cendant Technology Holding, LLC

2.             The Certificate of Formation of the limited liability company is hereby amended as follows:

1.             The name of the limited liability company formed hereby is Travelport Technology Holdings, LLC.

3.             The foregoing name change shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 27th day of September, 2006.

/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Vice President and Assistant Secretary